                             SUBADVISORY AGREEMENT


     THIS AGREEMENT is made and entered into on this 9th day of September, 1997 between SECURITY MANAGEMENT COMPANY, LLC (the "Adviser"), a Kansas limited liability company, registered under the Investment Advisers Act of 1940, as amended (the "Investment Advisers Act"), and STRONG CAPITAL MANAGEMENT, INC. (the "Subadviser"), a Wisconsin corporation registered under the Investment Advisers Act.

                             W I T N E S S E T H :

     WHEREAS, SBL Fund and Security Equity Fund, Kansas corporations, are registered with the Securities and Exchange Commission (the "Commission") as open-end management investment companies under the Investment Company Act of 1940, as amended (the "Investment Company Act");

     WHEREAS, SBL Fund is authorized to issue shares of Series X, a separate series of SBL Fund and Security Equity Fund is authorized to issue shares of the Small Company Series, a separate series of Security Equity Fund (each series referred to herein individually as a "Fund" and collectively as the "Funds");

     WHEREAS, each of SBL Fund and Security Equity Fund has, pursuant to an Advisory Agreement with the Adviser (the "Advisory Agreements"), retained the Adviser to act as investment adviser for and to manage each Fund's assets;

     WHEREAS, the Advisory Agreements permit the Adviser to delegate certain of its duties under the Advisory Agreements to other investment advisers, subject to the requirements of the Investment Company Act; and

     WHEREAS, the Adviser desires to retain the Subadviser as subadviser for the Funds to act as investment adviser for and to manage each Fund's Investments (as defined below) and the Subadviser desires to render such services.

     NOW, THEREFORE, the Adviser and Subadviser do mutually agree and promise as follows:

     1. Appointment as Subadviser. The Adviser hereby retains the Subadviser to act as investment adviser for and to manage certain assets of the Funds subject to the supervision of the Adviser and the respective Boards of Directors of SBL Fund and Security Equity Fund and subject to the terms of this Agreement; and the Subadviser hereby accepts such employment. In such capacity, the Subadviser shall be responsible for each Fund's Investments.

     2. Duties of Subadviser.

           (a) Investments. The Subadviser is hereby authorized and directed and hereby agrees, subject to the stated investment policies and restrictions of the Funds as set forth in each Fund's current prospectus and statement of additional information as currently in effect and as supplemented or amended from time to time (collectively referred to hereinafter as the "Prospectus") and subject to the directions of the Adviser and the respective Fund's Board to purchase, hold and sell investments for the account of the Funds (hereinafter "Investments") and to monitor on a continuous basis the performance of such Investments. The Subadviser shall give the Funds the benefit of its best efforts in rendering its services as Subadviser.

           (b) Brokerage. The Subadviser is authorized, subject to the supervision of the Adviser and the respective Fund's Board to establish and maintain accounts on behalf of each Fund with, and place orders for the purchase and sale of the Fund's Investments with or through, such persons, brokers or dealers as Subadviser may select and negotiate commissions to be paid on such transactions. The Subadviser agrees that in placing such orders it shall attempt to obtain best execution, provided that, the Subadviser may, on behalf of a Fund, pay brokerage commissions to a broker which provides brokerage and research services to the Subadviser in excess of the amount another broker would have charged for effecting the transaction, provided (i) the Subadviser determines in good faith that the amount is reasonable in relation to the value of the brokerage and research services provided by the executing broker in terms of the particular transaction or in terms of the Subadviser's overall responsibilities with respect to the Fund and the accounts as to which the Subadviser exercises investment discretion, (ii) such payment is made in compliance with Section 28(e) of the Securities Exchange Act of 1934, as amended, and any other applicable laws and regulations, and (iii) in the opinion of the Subadviser, the total commissions paid by the Fund will be reasonable in relation to the benefits to the Fund over the long term. It is recognized that the services provided by such brokers may be useful to the Subadviser in connection with the Subadviser's services to other clients. On occasions when the Subadviser deems the purchase or sale of a security to be in the best interests of a Fund as well as other clients of the Subadviser, the Subadviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of securities so sold or purchased, as well as the expenses incurred in the transaction, will be made by the Subadviser in the manner the Subadviser considers to be the most equitable and consistent with its fiduciary obligations to the Funds and to such other clients. The Subadviser will report on such allocations at the request of the Adviser, the Funds or the respective Fund's Board providing such information as the number of aggregated trades to which the Fund was a party, the broker(s) to whom such trades were directed and the basis of the allocation for the aggregated trades.


           (c) Securities Transactions. The Subadviser and any affiliated person of the Subadviser will not purchase securities or other instruments from or sell securities or other instruments to a Fund ("Principal Transactions"); provided, however, the Subadviser may enter into a Principal Transaction with a Fund if (i) the transaction is permissible under applicable laws and regulations, including, without limitation, the Investment Company Act and the Investment Advisers Act and the rules and regulations promulgated thereunder, and (ii) the transaction receives the express written approval of the Adviser.

           The Subadviser agrees to observe and comply with Rule 17j-1 under the Investment Company Act and its Code of Ethics, as the same may be amended from time to time. The Subadviser agrees to provide the Adviser and the Funds with a copy of such Code of Ethics.

           (d) Books and Records. The Subadviser will maintain all books and records required to be maintained pursuant to the Investment Company Act and the rules and regulations promulgated thereunder with respect to transactions made by it on behalf of the Funds including, without limitation, the books and records required by Subsections (b)(1), (5),
      (6), (7), (9), (10) and (11) and Subsection (f) of Rule 31a-1 under the Investment Company Act and shall timely furnish to the Adviser all information relating to the Subadviser's services hereunder needed by the Adviser to keep such other books and records of the Funds required by Rule 31a-1 under the Investment Company Act. The Subadviser will also preserve all such books and records for the periods prescribed in Rule 31a-2 under the Investment Company Act, and agrees that such books and records shall remain the sole property of the respective Fund and shall be immediately surrendered to a Fund upon request. The Subadviser further agrees that all books and records maintained hereunder shall be made available to the Funds or the Adviser at any time upon reasonable request, including telecopy, during any business day.

           (e) Information Concerning Investments and Subadviser. From time to time as the Adviser or the Funds may request, the Subadviser will furnish the requesting party reports on portfolio transactions and reports on Investments held in the portfolio, all in such detail as the Adviser or the Funds may reasonably request. The Subadviser will make available its officers and employees to meet with the respective Fund's Board of Directors at the Funds' principal place of business on due notice to review the Investments of the Funds.

           The Subadviser will also provide such information or perform such additional acts as are customarily performed by a subadviser and may be required for the Funds or the Adviser to comply with their respective obligations under applicable laws, including, without limitation, the Internal Revenue Code of 1986, as amended (the "Code"), the Investment Company Act, the Investment Advisers Act, the Securities Act of 1933, as amended (the "Securities Act") and any state securities laws, and any rule or regulation thereunder.

           (f) Custody Arrangements. The Subadviser shall provide the Funds' custodian, on each business day with information relating to all transactions concerning each Fund's assets.

           (g) Compliance with Applicable Laws and Governing Documents. In all matters relating to the performance of this Agreement, the Subadviser and its directors, officers, partners, employees and interested persons shall act in conformity with each Fund's Articles of Incorporation, By-Laws, and currently effective registration statement and with the written instructions and directions of the respective Fund's Board and the Adviser, and shall comply with the requirements of the Investment Company Act, the Investment Advisers Act, the Commodity Exchange Act, the rules thereunder, and all other applicable federal and state laws and regulations.

           In carrying out its obligations under this Agreement, the Subadviser shall, solely with regard to those matters within its control, ensure that each Fund complies with all applicable statutes and regulations necessary to qualify the Fund as a Regulated Investment Company under Subchapter M of the Code (or any successor provision), and shall notify the Adviser immediately upon having a reasonable basis for believing that a Fund has ceased to so qualify or that it might not so qualify in the future.

           In carrying out its obligations under this Agreement, the Subadviser shall invest the assets of Series X in such a manner as to ensure that the Fund complies with the diversification provisions of Section 817(h) of the Code (or any successor provision) and the regulations issued thereunder relating to the diversification requirements for variable insurance contracts and any prospective amendments or other modifications to Section 817 or regulations thereunder. Subadviser shall notify the Adviser immediately upon having a reasonable basis for believing that the Fund has ceased to comply and will take all reasonable steps to adequately diversify the Fund so as to achieve compliance within the grace period afforded by Regulation 1.817-5.

           The Adviser has furnished the Subadviser with copies of each of the following documents and will furnish the Subadviser at its principal office all future amendments and supplements to such documents, if any, as soon as practicable after such documents become available: (i) the Articles of Incorporation of each Fund, (ii) the By-Laws of each Fund and
      (iii) each Fund's registration statement under the Investment Company Act and the Securities Act of 1933, as amended, as filed with the Commission.


           (h) Voting of Proxies. The Subadviser shall direct the custodian as to how to vote such proxies as may be necessary or advisable in connection with any matters submitted to a vote of shareholders of securities held by the Funds.


    3. Independent Contractor. In the performance of its duties hereunder, the Subadviser is and shall be an independent contractor and unless otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent the Funds or the Adviser in any way or otherwise be deemed an agent of the Funds or the Adviser.

     4. Compensation. The Adviser shall pay to the Subadviser, for the services rendered hereunder, the fees set forth in Exhibit A attached hereto.

     5. Expenses. The Subadviser shall bear all expenses incurred by it in connection with its services under this Agreement and will, from time to time, at its sole expense employ or associate itself with such persons as it believes to be particularly fitted to assist it in the execution of its duties hereunder. However, the Subadviser shall not assign or delegate any of its duties under this Agreement without the approval of the Adviser and the respective Fund's Board.

     6. Representations and Warranties of Subadviser. The Subadviser represents and warrants to the Adviser and the Funds as follows:

           (a) The Subadviser is registered as an investment adviser under the Investment Advisers Act;

           (b) The Subadviser will immediately notify the Adviser of the occurrence of any event that would disqualify the Subadviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the Investment Company Act;

           (c) The Subadviser has filed a notice of exemption pursuant to Rule
      4.14 under the CEA with the Commodity Futures Trading Commission (the "CFTC") and the National Futures Association;

           (d) The Subadviser is a corporation duly organized and validly existing under the laws of the State of Wisconsin with the power to own and possess its assets and carry on its business as it is now being conducted;

           (e) The execution, delivery and performance by the Subadviser of this Agreement are within the Subadviser's powers and have been duly authorized by all necessary action on the part of its shareholders, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Subadviser for the execution, delivery and performance by the Subadviser of this Agreement, and the execution, delivery and performance by the Subadviser of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Subadviser's governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Subadviser;

           (f) This Agreement is a valid and binding agreement of the Subadviser;

           (g) The Form ADV of the Subadviser previously provided to the Adviser is a true and complete copy of the form filed with the Commission and the information contained therein is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;

     7. Representations and Warranties of Adviser. The Adviser represents and warrants to the Subadviser as follows:

           (a) The Adviser is registered as an investment adviser under the Investment Advisers Act;

           (b) The Adviser has filed a notice of exemption pursuant to Rule
      4.14 under the CEA with the Commodity Futures Trading Commission (the "CFTC") and the National Futures Association;

           (c) The Adviser is a limited liability company duly organized and validly existing under the laws of the State of Kansas with the power to own and possess its assets and carry on its business as it is now being conducted;

           (d) The execution, delivery and performance by the Adviser of this Agreement are within the Adviser's powers and have been duly authorized by all necessary action on the part of its members, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Adviser for the execution, delivery and performance by the Adviser of this Agreement, and the execution, delivery and performance by the Adviser of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Adviser's governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Adviser;

           (e) This Agreement is a valid and binding agreement of the Adviser;

           (f) The Form ADV of the Adviser previously provided to the Subadviser is a true and complete copy of the form filed with the Commission and the information contained therein is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;

           (g) The Adviser acknowledges that it received a copy of the Subadviser's Form ADV at least 48 hours prior to the execution of this Agreement.

     8. Survival of Representations and Warranties; Duty to Update Information. All representations and warranties made by the Subadviser and the Adviser pursuant to Sections 6 and 7 hereof shall survive for the duration of this Agreement and the parties hereto shall promptly notify each other in writing upon becoming aware that any of the foregoing representations and warranties are no longer true.

     9. Liability and Indemnification.

           (a) Liability. In the absence of willful misfeasance, bad faith or negligence on the part of the Subadviser or a breach of its duties hereunder, the Subadviser shall not be subject to any liability to the Adviser or the Funds or any of the Funds' shareholders, and, in the absence of willful misfeasance, bad faith or negligence on the part of the Adviser or a breach of its duties hereunder, the Adviser shall not be subject to any liability to the Subadviser, for any act or omission in the case of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of Investments; provided, however, that nothing herein shall relieve the Adviser and the Subadviser from any of their obligations under applicable law, including, without limitation, the federal and state securities laws and the CEA.

           (b) Indemnification. The Subadviser shall indemnify the Adviser and the Funds, and their respective officers and directors, for any liability and expenses, including attorneys' fees, which may be sustained as a result of the Subadviser's willful misfeasance, bad faith, negligence, breach of its duties hereunder or violation of applicable law, including, without limitation, the federal and state securities laws or the CEA.
      The Adviser shall indemnify the Subadviser and its officers and directors, for any liability and expenses, including attorneys' fees, which may be sustained as a result of the Adviser's willful misfeasance, bad faith, negligence, breach of its duties hereunder or violation of applicable law, including, without limitation, the federal and state securities laws or the CEA.

     10. Duration and Termination.

           (a) Duration. This Agreement shall become effective upon the date first above written, provided that this Agreement shall not take effect with respect to a Fund unless it has first been approved (i) by a vote of a majority of those directors of the Fund who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by vote of a majority of the Fund's outstanding voting securities. This Agreement shall continue in effect for a period of two years from the date hereof, subject thereafter to being continued in force and effect from year to year with respect to each Fund if specifically approved each year by either (i) the Board of Directors of the Fund, or (ii) by the affirmative vote of a majority of the Fund's outstanding voting securities. In addition to the foregoing, each renewal of this Agreement with respect to a Fund must be approved by the vote of a majority of the Fund's directors who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. Prior to voting on the renewal of this Agreement, the Board of Directors of each Fund may request and evaluate, and the Subadviser shall furnish, such information as may reasonably be necessary to enable the Fund's Board of Directors to evaluate the terms of this Agreement.


           (b) Termination. Notwithstanding whatever may be provided herein to the contrary, this Agreement may be terminated at any time, without payment of any penalty:

                 (i) By vote of a majority of the Board of Directors of a Fund with respect to that Fund, or by vote of a majority of the outstanding voting securities of the

            Fund, or by the Adviser, in each case, upon sixty (60) days' written notice to the Subadviser;

                 (ii) By the Adviser upon breach by the Subadviser of any representation or warranty contained in Section 6 hereof, which shall not have been cured during the notice period, upon twenty
            (20) days written notice;

                 (iii) By the Adviser immediately upon written notice to the Subadviser if the Subadviser becomes unable to discharge its duties and obligations under this Agreement; or

                 (iv) By the Subadviser upon 180 days written notice to the Adviser and the Fund.

      This Agreement shall not be assigned (as such term is defined in the Investment Company Act) without the prior written consent of the parties hereto. This Agreement shall terminate automatically in the event of its assignment without such consent or upon the termination of the Advisory Agreement.

     11. Duties of the Adviser. The Adviser shall continue to have responsibility for all services to be provided to the Funds pursuant to the Advisory Agreements and shall oversee and review the Subadviser's performance of its duties under this Agreement.

     12. Amendment. This Agreement may be amended by mutual consent of the parties, provided that the terms of each such amendment with respect to a Fund shall be approved by the Board of Directors of the Fund or by a vote of a majority of the outstanding voting securities of the Fund.

     13. Confidentiality. Subject to the duties of the Adviser, the Funds and the Subadviser to comply with applicable law, including any demand of any regulatory or taxing authority having jurisdiction, the parties hereto shall treat as confidential all information pertaining to the Funds and the actions of the Subadviser, the Adviser and the Funds in respect thereof.

     14. Notice. Any notice that is required to be given by the parties to each other (or to the Funds) under the terms of this Agreement shall be in writing, delivered, or mailed postpaid to the other party, or transmitted by facsimile with acknowledgment of receipt, to the parties at the following addresses or facsimile numbers, which may from time to time be changed by the parties by notice to the other party:

             (a) If to the Subadviser:

                 Strong Capital Management, Inc.
                 900 Heritage Reserve
                 Menomonee Falls, Wisconsin  53051
                 Attention:  General Counsel
                 Facsimile:  (414) 359-3948

             (b) If to the Adviser:

                 James R. Schmank
                 Senior Vice President and Chief Fiscal Officer
                 Security Management Company, LLC
                 700 SW Harrison
                 Topeka, Kansas 66636-0001
                 Attention:  James R. Schmank
                 Facsimile:  (785) 431-3080

             (c) If to Security Equity Fund:

                 Amy J. Lee
                 Secretary
                 Security Equity Fund
                 700 SW Harrison
                 Topeka, Kansas 66636-0001
                 Attention:  Amy J. Lee, Secretary
                 Facsimile:  (785) 431-3080



             (d)  If to SBL Fund:

                  Amy J. Lee
                  Secretary
                  SBL Fund
                  700 SW Harrison
                  Topeka, Kansas 66636-0001
                  Attention:  Amy J. Lee, Secretary
                  Facsimile:  (785) 431-3080



     15. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Kansas.

     16. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall together constitute one and the same instrument.

     17. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

     18. Severability. If any provision of this Agreement shall be held or made invalid by a court decision or applicable law, the remainder of the Agreement shall not be affected adversely and shall remain in full force and effect.

     19. Certain Definitions.

           (a) "Business day." As used herein, business day means any customary business day in the United States on which the New York Stock Exchange is open.

           (b) Miscellaneous. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company Act shall be resolved by reference to such term or provision of the Investment Company Act and to interpretations thereof, if any, by the U.S. courts or, in the absence of any controlling decisions of any such court, by rules, regulation or order of the Commission validly issued pursuant to the Investment Company Act. Specifically, as used herein, "investment company," "affiliated person," "interested person," "assignment," "broker," "dealer" and "affirmative vote of the majority of the Fund's outstanding voting securities" shall all have such meaning as such terms have in the Investment Company Act. The term "investment adviser" shall have such meaning as such term has in the Investment Advisers Act and the Investment Company Act, and in the event of a conflict between such Acts, the most expansive definition shall control. In addition, where the effect of a requirement of the Investment Company Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the Commission, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first written above.


                                    SECURITY MANAGEMENT COMPANY, LLC



                                    By: JAMES R. SCHMANK
                                    Name: James R. Schmank
                                          --------------------------------------
                                    Title:   Senior VP and Chief Fiscal Officer



                                    Attest:  AMY J. LEE
                                          --------------------------------------
                                    Name:    Amy J. Lee
                                    Title:   Secretary



                                    STRONG CAPITAL MANAGEMENT, INC.




                                     By:     STEPHEN J. SHENKENBERG
                                        ----------------------------------------
                                     Name:   Stephen J. Shenkenberg
                                     Title:  Vice President; Assistant Secretary



                                     Attest: DONALD C. TYLER
                                            ------------------------------------
                                     Name: Donald C. Tyler
                                     Title: Vice President

                                   EXHIBIT A

                                SUBADVISORY FEE


     For all services rendered by the Subadviser hereunder, Adviser shall pay to Subadviser an annual fee (the "Subadvisory Fee"), as follows:

     An annual rate of .50% of the combined average daily net assets of the Funds under $150 million.

     An annual rate of .45% of the combined average daily net assets of the Funds at or above $150 million but less than $500 million.

     An annual rate of .40% of the combined average daily net assets of the Funds at or above $500 million.

     The Subadvisory Fee shall be accrued for each calendar day the Subadviser renders subadvisory services hereunder and the sum of the daily fee accruals shall be paid monthly to the Subadviser as soon as practicable following the last day of each month, by wire transfer if so requested by the Subadviser, but no later than ten (10) calendar days thereafter. If this Agreement shall be effective for only a portion of a year, then the Subadviser's fee for said year shall be prorated for such portion. The daily fee accruals on the first $150 million of the Funds' net assets will be computed by multiplying the fraction of one (1) over the number of calendar days in the year by the appropriate annual rate described above and multiplying the product of the net asset value of the Funds as determined in accordance with each Fund's prospectus as of the close of business on the previous business day on which the Funds were open for business. The daily fee accruals on the Funds' net assets equal to or in excess of $150 million but less than $500 million will be computed by multiplying the fraction of one (1) over the number of calendar days in the year by the appropriate annual rate described above and multiplying the product by the amount by which the average daily net asset value of the Funds, as determined in accordance with each Fund's prospectus as of the close of business on the previous business day on which the Funds were open for business, equals or exceeds $150 million but is less than $500 million. The daily fee accruals on the Funds' net assets at or above $500 million will be computed by multiplying the fraction of one (1) over the number of calendar days in the year by the appropriate annual rate described above and multiplying the product by the amount by which the average daily net asset value of the Funds, as determined in accordance with each Fund's prospectus as of the close of business on the previous business day on which the Funds were open for business, equals or exceeds $500 million.

FUNDS/SBL/sbl-strong/07/31/97